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                                                                    Exhibit 99.1

                                                     Contact: Brian P. Crescenzo
                                                              302-326-5648

FOR IMMEDIATE RELEASE

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                   ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

NEW CASTLE, DE, July 28, 2003 - Applied Extrusion Technologies, Inc. (NASDAQ NMS
- AETC) today announced financial results for its third fiscal quarter ended June 30, 2003.

THIRD QUARTER 2003 RESULTS

Sales for the third quarter of fiscal 2003 of $67,012,000 were $1,270,000, or
1.9 percent, lower than the comparable quarter in fiscal 2002. A 9.2 percent decline in volume was partially offset by an 8.1 percent increase in average selling price. The higher average selling price was due to both price increases and an improved mix of products sold.

Gross profit of $12,262,000 was $2,905,000, or 19.2 percent, lower than the same period of last year. The decrease in gross profit was primarily due to a $5,800,000, or 26 percent, increase in raw material costs, which was partially offset by higher average selling prices and an improved mix of products sold. Gross margin was 18.3 percent versus 22.2 percent in the same period of last year.

Operating expenses of $6,078,000 were $4,058,000, or 40 percent lower, than the third fiscal quarter of 2002. The reduction in operating expenses reflects the successful implementation of the September 2002 restructuring and ongoing cost reduction efforts. Additionally, approximately $900,000 of costs related to the QPF acquisition and integration were incurred in the third quarter of fiscal 2002.

Operating profit for the third quarter of fiscal 2003 was $6,184,000, or 23 percent higher, compared with operating profit of $5,031,000 for the third quarter of fiscal 2002. For the three months ended June 30, 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $12,017,000, an increase of 19 percent compared with EBITDA of $10,140,000 for the third quarter of fiscal 2002.

Loss before income taxes of $1,261,000 for the third quarter of fiscal 2003 was $1,354,000 lower than the loss before income taxes of $2,615,000 for the third quarter of fiscal 2002.

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The Company received a tax refund, in the third quarter of fiscal 2002, of
$2,045,000 due to the change in the tax law regarding carry back of operating losses. Aside from this item, the Company's effective tax rate in fiscal 2002 and through the third quarter of fiscal 2003 was zero.

Net loss for the third quarter of fiscal 2003 was $1,261,000, or $.10 per share, compared with a net loss of $570,000, or $.04 per share, for the third quarter of fiscal 2002. Exclusive of the tax refund (or benefit), last year's net loss would have been $2,615,000.

NINE MONTHS 2003 RESULTS

Sales for the first nine months of fiscal 2003 of $189,223,000 were $1,901,000, or 1 percent, higher than the comparable period in fiscal 2002. A 4.2 percent decline in volume was more than offset by a 5.4 percent increase in average selling price. The higher average selling price was due to both price increases and an improved mix of products sold.

Gross profit of $37,162,000 was $279,000, or 1 percent, lower than the same period of last year. Raw material costs for the first nine months were approximately $12,500,000, or 19 percent higher than the same period of last year. These costs were largely offset by higher average selling prices and an improved mix of products sold. Gross margin was 19.6 percent versus 20.0 percent in the same period of last year.

Operating expenses of $22,354,000 were approximately $4,665,000 lower in fiscal 2003 as a result of the restructuring initiated in September 2002, and included $862,000 in restructuring transition expenses. These transition expenses include duplicative headcount, travel, and relocation expenses specific to the implementation of the restructuring program.

Operating profit for the first nine months of fiscal 2003 of $14,808,000 was $4,386,000, or 42 percent, higher compared with operating profit of $10,422,000 for the same period of last year. For the nine months ended June 30, 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $32,196,000, an increase of $6,922,000, or 27 percent, compared with EBITDA of $25,274,000 for the same period of the prior year.

Interest expense, net of interest income, of $22,439,000 was $811,000 higher than the same period of the prior year. This was primarily due to lower interest income, less capitalized interest, and increased borrowings on our revolving credit facility compared with the same period in the prior year.

Net loss for the first nine months of fiscal 2003 was $7,631,000, or $.60 per share, compared with a net loss of $9,161,000, or $.72 per share, for the same period of the prior year, which benefited from the $2,045,000, or $.16 per share, tax refund received in the third quarter of 2002. Exclusive of the tax refund, last year's net loss would have been $11,206,000.

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BALANCE SHEET, CASH FLOW AND LIQUIDITY

At June 30, 2003 the Company had borrowings of $4,662,000 and letters of credit of $6,231,000 outstanding on its line of credit, resulting in unused availability, under its revolving credit facility, of approximately $31,000,000. Net Debt (total debt less cash) at June 30, 2003 was $282,292,000, representing 86 percent of total capitalization.

COMPANY COMMENTS

"The OPP Films business continues to be extremely challenging," commented Amin
J. Khoury, Chairman and Chief Executive Officer. "While we have made continued progress in increasing our prices and improving our product mix, these improvements have been offset by approximately $12,500,000 of raw material cost increases. While raw material costs have started to decline since the peak in April, these costs are projected to be approximately 9 percent higher in the fourth quarter of this year as compared to the fourth quarter of 2002."

"Sales volumes remain below last year primarily as a result of weak market conditions, and also reflect some lost volume as a result of our pricing policy. A number of flexible packaging converters and end users, such as Kraft, Pepsi Bottling Group, General Mills, Sara Lee, and Lance all have reported that industry unit volume was down in the quarter just ended. The lack of demand caused sales to fall short of our revenue plan, which caused inventory levels to increase. Therefore, we shut down one of our OPP film lines in July, reduced our staffing accordingly, and do not plan to restart this line until market conditions strengthen and inventories return to normal levels. The annual reduction in output, going forward, is approximately 15 million pounds. In addition, during the fourth quarter, the Company intends to temporarily shut down certain other production assets, which will result in a 5 million pound reduction in output. The projected reduction in production in the fourth quarter, from these two actions, is 8 million pounds and will result in a charge to cost of sales of approximately $3,000,000. As a result of this charge, our EBITDA projection, for fiscal 2003, has been reduced to $40 to $43 million."

Mr. Khoury further remarked, "We are encouraged that operating profit and EBITDA increased by 22 and 18 percent, respectively, as compared with the third quarter of fiscal 2002. This is primarily due to ongoing cost reduction efforts as well as our improvements in product mix and selling price. We will continue to carefully control capital expenditures and constantly re-evaluate our cost structure. Our focus is on executing a successful turnaround in a difficult busness environment and to return the Company to a profitable footing."

CONFERENCE CALL

As previously announced, the Company will hold a conference call at 10:00 AM Eastern Time on July 28, 2003 to discuss the results. To listen live via the Internet, visit the Investor Relations section of AET's website at http://www.aetfilms.com. To access the

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conference call by phone, dial 1-888-273-9891 and reference access code "AET
Call". A taped replay of the conference call will also be available from approximately 12:30 PM Eastern Time on July 28, 2003 until midnight on August 4, 2003. To listen to the replay, dial 1-800-475-6701 from within the U.S. or 320-365-3844 from outside the U.S. and enter access code 693405.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company's efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

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                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                              Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended
                                                          ----------------------
                                                          June 30,    June 30,
                                                           2003         2002
                                                          --------  ------------
                                                                     As Restated
Sales                                                    $ 67,012      $ 68,282
Cost of sales                                              54,750        53,115
                                                         ---------     ---------

Gross profit                                               12,262        15,167

Operating expenses:

     Selling, general and administrative                    4,601         7,548
     Research and development                               1,477         1,688
     QPF acquisition and integration costs                                  900
                                                         ---------     ---------
        Total operating expenses                            6,078        10,136

Operating profit                                            6,184         5,031

Non operating expenses:

     Interest expense, net                                  7,445         7,646
                                                         ---------     ---------

Loss before income taxes                                 $ (1,261)     $ (2,615)
                                                         =========     =========

Income tax expense (benefit)                                    -        (2,045)
Net loss                                                 $ (1,261)         (570)
                                                         =========     =========

Loss per common share                                     $ (0.10)      $ (0.04)
                                                         =========     =========

Average common shares outstanding                          12,833        12,806
                                                         =========     =========

EBITDA (Net Loss Reconcilation)

     Net loss                                            $ (1,261)     $   (570)
     Interest expense, net                                  7,445         7,646
     Income tax (benefit)                                       -        (2,045)
     Depreciation and amortization                          6,336         5,457
     Less amortization included in interest expense          (504)         (348)
     Other                                                      -             -
                                                         ---------     ---------
     EBITDA                                               $12,017       $10,140
                                                         =========     =========

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                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                              Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                          Nine Months Ended
                                                    --------------------------------
                                                    June 30, 2003      June 30, 2002
                                                    -------------      -------------
                                                                       As Restated
Sales                                               $   189,223         $  187,322
Cost of sales                                           152,061            149,881
                                                    ------------        -----------

Gross profit                                             37,162             37,441

Operating expenses:

     Selling, general and administrative                 16,912             21,215
     Research and development                             5,442              4,854
     QPF acquisition and integration costs                                     950
                                                      ----------        -----------
        Total operating expenses                         22,354             27,019

Operating profit                                         14,808             10,422

Non operating expenses:

     Interest expense, net                               22,439             21,628
                                                    ------------        -----------

Loss before income taxes                            $    (7,631)        $  (11,206)
                                                    ============        ===========

Income tax expense (benefit)                                  -             (2,045)
Net loss                                            $    (7,631)        $   (9,161)
                                                    ============        ===========

Loss per common share                                $    (0.60)         $   (0.72)
                                                    ============        ===========

Average common shares outstanding                        12,718             12,709
                                                    ============        ===========

EBITDA (Net Loss Reconcilation)

     Net loss                                       $    (7,631)        $   (9,161)
     Interest expense, net                               22,439             21,628
     Income tax (benefit)                                     -             (2,045)
     Depreciation and amortization                       18,483             15,921
     Less amortization included in interest expense      (1,402)            (1,043)
     Other                                                  307                (26)
                                                    ------------        -----------
     EBITDA                                          $   32,196          $  25,274
                                                    ============        ===========

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                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                                 Balance Sheets
                      (In thousands, except per share data)
                                   (Unaudited)

                                                      June 30,     September 30,
                                                       2003            2002
                                                     ---------     -------------
ASSETS

Current assets:

     Cash and cash equivalents                       $     557         $  17,558
     Accounts receivable                                38,939            40,010
     Inventory                                          52,433            32,531
     Prepaid expenses                                    2,451             2,365
                                                     ----------        ----------
         Total current assets                           94,380            92,464

     Property, plant and equipment, net                282,916           276,916
     Goodwill                                            9,874             9,874
     Other intangible assets                            10,406            11,043
     Other assets                                       14,426            14,765
                                                     ----------        ----------
                                                     $ 412,002         $ 405,062
                                                     ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

     Accounts payable                                $  13,950         $  10,701
     Accrued interest                                   14,871             7,428
     Accrued expenses and other current liabilities     23,056            33,348
     Borrowings under line of credit                     4,662
                                                     ----------        ----------
         Total current liabilities                      56,538            51,477

Long-term debt                                         278,187           277,876
Long-term liabilities                                   33,080            36,948

Stockholders' equity:

Preferred stock                                              -                 -
Common stock                                               130               130
Additional paid-in-capital                             103,250           103,250
Accumulated deficit                                    (64,420)          (56,789)
Accumulated comprehensive loss                           7,489            (5,577)
                                                     ----------        ----------
                                                        46,449            41,014
Treasury stock                                          (2,253)           (2,253)
                                                     ----------        ----------
         Total stockholders' equity                     44,196            38,761
                                                     ----------        ----------
                                                     $ 412,002         $ 405,062
                                                     ==========        ==========

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                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                            Statements of Cash Flows
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                  ---------       ---------
                                                                   June 30,        June 30,
                                                                    2003            2002
                                                                  ---------       ---------
OPERATING ACTIVITIES:
     Net loss                                                     $(7,631)        $(9,161)
     Adjustments to reconcile net loss to net cash
       from operating activities:
         Provision for doubtful accounts                              450              81
         Depreciation and amortization                             18,483          16,574
         Amortization of sale-leaseback gains                      (3,712)         (3,618)
         Stock issued for retirement plans, share incentive
           plan and other compensation                                  -             425
         Changes in assets and liabilities:
              Accounts receivable                                   1,424          (1,682)
              Inventory                                           (19,182)           (422)
              Prepaid expenses and other current assets              (236)         (1,149)
              Accounts payable and accrued expenses                   333            (902)
              Other                                                   617           8,740
                                                                  -------         -------
                  Net cash from operating activities               (9,454)          8,886

INVESTING ACTIVITIES:
     Additions to property, plant and equipment                   (13,495)        (26,531)
     Proceeds from sale of property, plant, and equipment           2,110             350
     Repurchase of leased assets                                                  (17,156)
     Collection of short-term receivable                                           23,212
     Proceeds from sale-leaseback transactions                          -          18,225
                                                                   ------         -------
                  Net cash from investing activities              (11,385)         (1,900)

FINANCING ACTIVITIES:
     Borrowings under line of credit agreement, net                 4,662               -
     Debt Issuance costs                                             (899)              -
     Proceeds from issuance of stock, net                               -           1,045
                                                                  -------         -------
                  Net cash from financing activities                3,763           1,045

     Effect of exchange rate changes on cash                           75              13
                                                                  -------         -------
     Increase in cash and cash equivalents, net                   (17,001)          8,044
     Cash and cash equivalents, beginning                          17,558           2,176
                                                                  -------         -------
     Cash and cash equivalents, ending                            $   557         $30,220
                                                                  =======         =======


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest during the period for:
         Interest, including capitalized interest                 $15,295         $16,459
         Income taxes                                                   -               -
